Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
MARCH 31, 2007

La Jolla, California (April 24, 2007) --- ITLA Capital Corporation (NYSE-IMP) today reported net income for the quarter ended March 31, 2007, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $6.7 million or $1.19 per diluted share compared to $6.3 million or $1.10 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "We are extremely pleased with our performance during the first quarter of 2007. The first quarter has historically been our slowest quarter of the year and we were able to post solid profitability and the highest level of internally generated loan production during any first quarter in the Company's 32 year history."

Net interest income before provision for loan losses increased 4.7% to $24.0 million for the quarter ended March 31, 2007, compared to $22.9 million for the same period last year. This increase was primarily due to the growth in the average balance of our loan portfolio, and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits and other interest bearing liabilities repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $750,000 for each of the quarters ended March 31, 2007 and March 31, 2006. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of March 31, 2007 and 2006, respectively. Non-performing loans as of March 31, 2007 remained unchanged at $26.3 million, as compared to December 31, 2006. As a percentage of our total loan portfolio, the amount of non-performing loans was 0.87% and 0.88% at March 31, 2007 and December 31, 2006, respectively.

General and administrative expenses were $12.4 million for the quarter ended March 31, 2007, compared to $12.0 million for the same period last year. The Company's efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 50.3% for the quarter ended March 31, 2007, as compared to 50.9% for the same period last year.

Loan originations were $339.4 million for the quarter ended March 31, 2007, compared to $197.2 million for the same period last year. During the current quarter, the Bank originated $237.2 million of commercial real estate loans, $74.0 million of small balance multi-family real estate loans, and $28.2 million of entertainment finance loans. Loan originations for the same period last year consisted of $120.6 million of commercial real estate loans, $66.0 million of small balance multi-family real estate loans, and $10.6 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $17.7 million and $103.6 million of commercial and multi-family real estate loans during the quarters ended March 31, 2007 and 2006, respectively. Haligowski commented that: "Our internally generated loan production exceeded the first quarter of last year

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2007

by over 70% with 65% of the current period real estate loan originations coming from our production offices outside of California. In addition, approximately 75% of our real estate loan production for this quarter consisted of higher yielding commercial real estate loans versus lower yielding small balance multi-family loans. The national expansion of our lending platform is delivering the geographic diversity and loan granularity within our loan portfolio that we hoped for when we initiated the national expansion over three years ago."

Total assets increased $46.0 million to $3.5 billion at March 31, 2007, compared to $3.4 billion at December 31, 2006. The increase in total assets was primarily due to a $34.6 million increase in our loan portfolio and a $20.5 million increase in investment securities available-for-sale, partially offset by a $2.1 million decrease in cash and cash equivalents and an $8.6 million decline in investment securities held-to-maturity.

Non-performing assets remained unchanged at $33.0 million or 0.95% and 0.97% of total assets as of March 31, 2007 and December 31, 2006, respectively. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 179.2% at March 31, 2007 as compared to 175.4% at December 31, 2006.

The allowance for loan losses as a percentage of our total loans was 1.5% at March 31, 2007 and December 31, 2006. During the quarters ended March 31, 2007 and 2006, we had net recoveries of $380,000 and $885,000, respectively.

At March 31, 2007, shareholders' equity totaled $226.9 million or 6.6% of total assets. During the current quarter, we repurchased 15,975 shares at an average price of $55.58 per share. Since beginning share repurchases in April 1997, a total of 3.5 million shares have been repurchased under our stock repurchase program, returning approximately $102.0 million of capital to our shareholders at an average price of $28.77 per share. The Company's book value per share of common stock was $43.22 as of March 31, 2007, an increase of 2.7% and 11.7%, respectively, from $42.07 per share as of December 31, 2006 and from $38.68 per share as of March 31, 2006.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2007 of 8.6%, 10.0% and 11.3%, respectively, which represents $123.4 million, $117.3 million and $37.1 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2007 of 8.8%, 10.1% and 11.7%, respectively, which represents $127.7 million, $121.5 million and $50.5 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "The fundamentals of our commercial and multi-family real estate lending business have not been negatively impacted by the recent credit and liquidity crisis facing the subprime residential lending market. Although we remain cautiously optimistic, we continue to stand by our strong credit and pricing disciplines and not compromise these standards to achieve loan production goals. The results of the first quarter are attributable to our strong management team and the very capable associates that work in all disciplines throughout the Company."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2007

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 24 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic states, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.itlacapital.com

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31,
	2007	December 31,
	(unaudited)	2006
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 28,304	$ 30,448
Investment securities available-for-sale, at fair value	120,000	99,527
Investment securities held-to-maturity, at amortized cost	184,882	193,512
Stock in Federal Home Loan Bank	49,701	48,984
Loans, net (net of allowance for loan losses of $47,179 and
$46,049 as of March 31, 2007 and December 31, 2006, respectively)	3,006,829	2,973,368
Interest receivable	20,982	20,753
Other real estate owned, net	6,640	6,729
Premises and equipment, net	8,446	7,851
Deferred income taxes	11,272	11,513
Goodwill	3,118	3,118
Other assets	21,327	19,707

Total assets	$ 3,461,501	$ 3,415,510

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 2,109,060	$ 2,059,405
Federal Home Loan Bank advances and other borrowings	1,001,503	1,010,000
Accounts payable and other liabilities	37,488	38,168
Junior subordinated debentures	86,600	86,600

Total liabilities	3,234,651	3,194,173

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,069,172 and 9,065,672 issued as of March 31, 2007
and December 31, 2006, respectively	82,300	82,073
Retained earnings	249,672	243,823
Accumulated other comprehensive income, net	401	35
	332,373	325,931
Less treasury stock, at cost - 3,820,644 and 3,803,969 shares
as of March 31, 2007 and December 31, 2006, respectively	(105,523)	(104,594)
Total shareholders' equity	226,850	221,337

Total liabilities and shareholders' equity	$ 3,461,501	$ 3,415,510
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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
	2007	2006
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$ 58,763	$ 47,137
Cash, cash equivalents and investment securities	4,569	4,291
Total interest income	63,332	51,428
Interest expense:
Deposit accounts	26,588	17,198
Federal Home Loan Bank advances and other borrowings	10,677	9,362
Junior subordinated debentures	2,078	1,958
Total interest expense	39,343	28,518
Net interest income before provision for loan losses	23,989	22,910
Provision for loan losses	750	750
Net interest income after provision for loan losses	23,239	22,160
Non-interest income:
Late and collection fees	303	223
Other	413	494
Total non-interest income	716	717
Non-interest expense:
Compensation and benefits	6,182	6,020
Occupancy and equipment	1,943	1,806
Other	4,296	4,211
Total general and administrative	12,421	12,037
Real estate owned expense, net	163	106
Loss (gain) on sale of other real estate owned, net	-	-
Total real estate owned expense, net	163	106
Total non-interest expense	12,584	12,143
Income before provision for income taxes	11,371	10,734
Provision for income taxes	4,634	4,402
NET INCOME	$ 6,737	$ 6,332
BASIC EARNINGS PER SHARE	$ 1.22	$ 1.13
DILUTED EARNINGS PER SHARE	$ 1.19	$ 1.10